


                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER-SHARE EARNINGS
                                 (In Thousands)


                                                       1997      1996       1995
                                                       ----      ----       ----

Weighted average shares of common stock outstanding:

Balance outstanding - beginning of year ............   8,826     7,682     7,656

Weighted average shares
issued during the year .............................      29       633        51

Weighted average shares of
treasury stock acquired ............................      (9)      (77)      (23)

Incremental shares of common stock
outstanding giving effect to stock
options ............................................      --       405       384


Weighted balance - end of year .....................   8,846     8,643     8,068
